EXHIBIT 5.1

30 December 2003

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Dear Sirs

Offering of 1,216,666 Common Shares

Pursuant to Registration Statement on Form F-3

We have acted as special legal counsel in Bermuda to Tsakos Energy Navigation Limited, a company organized under the laws of Bermuda (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) of a Registration Statement on Form F-3 (the “Registration Statement”) relating to the offering by the Company of 1,216,666 Common Shares of the Company (the “Shares”) by the selling shareholders identified in the Registration Statement.

We have examined the Registration Statement and copies of the Company’s Memorandum of Association, Bye-laws, Resolutions of the Board of Directors of the Company authorizing, among other things, the issue of the shares and such other documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based on the foregoing, we are of the following opinion:

1.	The Company has been duly incorporated and is validly existing under the laws of Bermuda.

2.	The Shares are validly issued, fully paid and non-assessable.

We hereby consent to the reference to us in the Registration Statement under the heading “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Yours faithfully

/S/    MELLO JONES & MARTIN

MELLO JONES & MARTIN